                                                            EXHIBIT 1.A.(5)(a)



                                    We, National Life Insurance Company, agree to pay the Death Benefit to the Beneficiary, subject to the terms of this policy, when we receive at our Home Office due proof that both of the Insureds died while this policy was in force.

                                    The final section of this policy, General
                                    Terms of this Policy, defines terms used in this policy.



           ROLES IN THIS POLICY
           ---------------------------------------------------------------------

                                    If used, the term "estate" of any person shall be deemed to be a designation of the executors or administrators of that person's estate.

           OWNER

                                    The Owner holds all rights under this
                                    policy. The Owner may take action without the consent and against the interest of any revocable Beneficiary and any contingent owner. If the Owner has waived the right to change the Beneficiary, action may be taken by the Owner only with the written consent of all irrevocable Beneficiaries. These actions may be taken only during the lives of one or both of the Insureds.

                                    If an instrument of trust is identified as the Owner of this contract, ownership will extend to such trust as amended if the trust is amendable, or to the successor(s) in said trust or assigns.

           INSUREDS

                                    The Death Benefit becomes payable upon the death of the second of the Insureds to die. The Insureds, in their role as the Insureds, have no rights and receive no benefits under this policy.

           BENEFICIARY

                                    The Beneficiary receives the Death Benefit.
                                    Unless later changed, the Beneficiary shall be as stated in the application. The interest of any Beneficiary who predeceases the second of the Insureds to die shall vest in the Owner unless otherwise stated.

                                    Where two or more Beneficiaries are
                                    designated to take in the alternative based on the order of the Insureds' deaths and there is not sufficient evidence that the Insureds died other than simultaneously, one half of the Death Benefit shall be paid as if the first Insured had survived the second Insured, and one half shall be paid as if the second Insured had survived the first Insured. This shall not apply if the application or the Owner has provided for a different payment.

           CHANGE OF
           BENEFICIARY

                                    The Owner has the right to change the
                                    Beneficiary. If the Owner expressly waives this right, no change can be made without the written consent of the Beneficiary.

                                    A new Beneficiary may be named during the lives of one or both of the Insureds by filing at our Home Office written notice in such form as we may require. When notice is received at our Home Office, the change shall take effect as of the date the notice is signed whether or not either Insured is living at the time of receipt. We will not be liable for any payment we make before receipt of the written notice at our Home Office.


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7461(0398)

           TRUST
           BENEFICIARY

                                    Unless an authorized officer or registrar of the Company explicitly agrees otherwise in writing, the following provision shall apply when a trust is named as Beneficiary.

                                    In no event is the Company responsible for the application or disposition of any proceeds it pays to a Trust Beneficiary. Payment to a Trust Beneficiary is a full discharge of the liability of the Company. If a designated trust provides for successor trustees, the designation in this policy includes successor trustees. Likewise, if the trust allows amendments, the trust, if so amended, remains as a designated Beneficiary.

                                    A Trust Beneficiary is considered to be a Beneficiary who did not survive the Insureds if:

                                          1.   the trust has been terminated; or

                                          2.   the specified testamentary trust
                                               does not qualify as such; or

                                          3.   for any other reason a Trust
                                               Beneficiary is not entitled to
                                               any proceeds.
           UNNAMED
           BENEFICIARY

                                    We may rely on an affidavit by any person who in our judgment knows the facts to identify any Beneficiary not specified by name. All our liability shall cease when we pay on the basis of such affidavit.

                                    If used, the term "children" of any person shall include only lawful children born to or legally adopted by that person.

           ASSIGNMENTS

                                    If this contract is assigned, such
                                    assignment shall transfer to the assignee the interest of:

                                          1.   any Beneficiary whom the assignor
                                               can change; and

                                          2.   any contingent owner.

                                    If the assignee acquires a right to
                                    proceeds, they shall be paid in one sum even though a Payment Option may be in effect at the time the assignment was signed. However, if we specifically agree, an assignment may limit the method of payment of any proceeds.

                                    We are not responsible for the validity or effect of any assignment of this policy. We will not recognize any assignment until it has been filed at our Home Office.

           SPENDTHRIFT
           PROVISION

                                    If we receive at our Home Office written request by the Owner for this Spendthrift Provision, then, to the extent allowed by law and by this policy:

                                          1.   only the Owner may transfer,
                                               anticipate, commute, or encumber
                                               the proceeds of this policy; and

                                          2.   only legal process against the
                                               Owner may affect the proceeds of
                                               this policy.

                                    Any proceeds payable after this request is withdrawn by the Owner shall not be affected by this provision.



           PREMIUMS
           ---------------------------------------------------------------------

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7461(0398)

           POLICY PROTECTION
           PERIOD

                                    The first 60 months following the Date of Issue during which this policy remains continuously in force is referred to as the Policy Protection Period.

           MINIMUM INITIAL
           PREMIUM

                                    A premium at least equal to the Minimum
                                    Initial Premium stated in the Data Section is due on the Date of Issue. Thereafter, premiums may be paid towards this policy, under the circumstances described below, until the Final Premium Acceptance Date stated in the Data Section.

           MINIMUM
           MONTHLY
           PREMIUM

                                    The Minimum Monthly Premium specific to this policy is stated in the Data Section. It is subject to change upon Changes in Face Amount and Death Benefit Option, and upon adding, changing, or deleting rider coverages on this contract.

           CUMULATIVE
           MINIMUM
           MONTHLY
           PREMIUM

                                    The Cumulative Minimum Monthly Premium at any time is the sum of all Minimum Monthly Premiums in effect on this policy for all months elapsed since the Date of Issue.

                                    During the Policy Protection Period payment of total accumulated premiums, in excess of withdrawals and debt, at least equal to the Cumulative Minimum Monthly Premium, will keep the policy in force to the next Monthly Policy Date. If during the Policy Protection Period, while this Cumulative Minimum Monthly Premium test is met, the Cash Surrender Value is not sufficient to cover the Monthly Deductions, Monthly Deductions will be deducted from the Accumulated Value until the Accumulated Value is exhausted, and will thereafter be forgiven until such time as this policy has positive Accumulated Value.

                                    This policy will always remain
                                    in force, both during the Policy Protection
                                    Period and beyond, as long as the Cash
                                    Surrender Value is sufficient to provide for Monthly Deductions.

           PLANNED PERIODIC
           PREMIUMS

                                    The Planned Periodic Premiums are the
                                    premiums the Applicant has requested be
                                    billed. The Owner may change the amount or frequency of Planned Periodic Premiums at any time by sending a written notice to us at our Home Office.

                                    Planned Periodic Premiums, however, may not be more frequent than quarterly, except for policies which are part of a group or pension plan on which premiums are accepted monthly, or for policies on which the premiums are automatically withdrawn from a checking account according to the terms of a special billing arrangement agreed to by the Company.

                                    In addition, we will accept unscheduled
                                    premiums, which are premiums in addition to the Minimum Initial, Minimum Monthly, or Planned Periodic Premiums.

                                    All premiums are limited by a minimum and a maximum. The minimum is $100 per premium payment. The maximum is any limit imposed by the Internal Revenue Code for qualifying the policy as "Life Insurance" for Federal Income Tax purposes. We will



--------------------------------------------------------------------------------
7461(0398)
                                    not accept any premium in excess of the
                                    maximum. We reserve the right to return any premium, the payment of which, through application of the Death Benefit Standard, increases the Death Benefit of this policy by an amount exceeding the dollar amount of the premium paid.

                                    No premium will be accepted on this policy on or after the Final Premium Acceptance Date.

                                    The first premium may be paid to us either through our duly authorized agent in exchange for a receipt signed by that agent, or at our Home Office. All subsequent premiums must be paid to us at our Home Office, and will be credited and allocated on the day we receive them.

           NET PREMIUM

                                    A Net Premium is the amount of any premium paid after the deduction of the applicable Premium Expense Charge associated with that premium.

           PREMIUM
           EXPENSE
           CHARGE

                                    We will deduct from each premium paid
                                    percentages for the payment of premium taxes before allocating such premium to the Accumulated Value. The State Premium Tax percentage and the percentage for Taxes Attributed to Specified Policy Acquisition Expenses under Internal Revenue Code Section 848 deducted from the premium paid as of the Date of Issue of the policy are stated in the Data Section.

                                    We will deduct from each premium paid a
                                    Percent of Premium Charge before allocating such premium to the Accumulated Value. The Current Percent of Premium Charge will not exceed the Guaranteed Maximum Percent of Premium percentages stated in the Data Section.

           PREMIUM
           ALLOCATION

                                    The Owner has the right to designate the allocation of net premiums among the Fixed Account and the Sub-Accounts of the Variable Account. The initial allocation is shown in the Data Section. That portion of the premium due on the Date of Issue which is allocated to the Fixed Account will be transferred to the Fixed Account upon receipt. However, any portion of the premium due on the Date of Issue which is allocated to a Sub-Account of the Variable Account will be held in the Money Market Fund Sub-Account until the end of the 20th day following the Date of Issue. It will then be transferred to any other accounts as designated by the Owner.

                                    The allocation must be made in percentages.
                                    Each percentage must be a whole number.
                                    Each allocation made must be at least five percent.

                                    The Owner may change the allocation of
                                    future premiums by notifying us in writing at our Home Office. Any allocation made will remain in effect until changed. We reserve the right to restrict the number of different Sub-Accounts to which premiums are allocated over the life of this contract to seventeen.

           GRACE PERIOD

                                    A Grace Period shall start:

                                    -     If on any Monthly Policy Date during
                                          the Policy Protection Period,
                                          both of the following occur:

                                          1.   the amount of Cash Surrender
                                               Value is smaller than the amount
                                               of the Monthly Deductions on that
                                               date; and

                                          2.   the Cumulative Minimum Monthly
                                               Premium is greater than a sum
                                               equal to:

                                               a) all premiums paid; less

                                               b) all withdrawals made; less

                                               c) any debt to us on this policy.

                                    -     If on any Monthly Policy Date on or
                                          after the end of the Policy Protection
                                          Period, the Cash Surrender Value is
                                          smaller than the Monthly Deductions on
                                          such date.

                                    A Grace Period shall not be less than 61 days. During a Grace Period this policy shall remain in force.

                                    The premium needed to keep the policy in force beyond a Grace Period shall be the net premium sufficient to produce a Cash Surrender Value equal to three times the Monthly Deduction due on the date the Grace Period began.

                                    We will mail notice of the premium needed to the Owner. If the premium needed is unpaid on the 61st day after the notice is sent, then the Grace Period shall end and this policy shall terminate without value. This policy shall then be null and void and all rights shall cease, except as may be provided in Reinstatement.

                                    A Grace Period will not begin solely because payments of Planned Periodic Premiums are discontinued. Whether or not premiums are paid, Charges Against the Accumulated Value will be made.

           REINSTATEMENT

                                    If this policy terminates after the end of a Grace Period, it may be reinstated. It must be reinstated on a Monthly Policy Date within five years from the start of such Grace Period.

                                    For Reinstatement we will require:

                                          1.   an application for Reinstatement;
                                               and

                                          2.   proof to our satisfaction that
                                               each Insured who was living at
                                               the end of the Grace Period is
                                               living and insurable; and

                                          3.   payment of a net premium which
                                               will make the Cash Surrender
                                               Value sufficient to provide:

                                               a)   two times the Monthly
                                                    Deduction due on the date
                                                    the Grace Period began; plus

                                               b)   three times the Monthly
                                                    Deduction due on the date of
                                                    Reinstatement.

                                    We will send the Owner notice of the
                                    required payment upon request.

                                    In the event of Reinstatement, all schedules of charges in effect on the date the Grace Period began, except the Cost of Insurance Charges, will resume as if uninterrupted. The Cost of Insurance Charges will be applied at the Attained Ages of the Insureds.

           DEATH BENEFIT AND POLICY CHANGES
           ---------------------------------------------------------------------
           DEATH BENEFIT

                                    We will pay the Death Benefit to the
                                    Beneficiary when we receive at our Home
                                    Office due proof that both Insureds died while this policy was in force. We will pay the Death Benefit in one sum unless a Payment Option is chosen. If the Death Benefit is paid in one sum, it shall be increased by interest from the date we receive proof of death of the second of the Insureds to die to the date of payment. We will set the rate of interest at not less than the Minimum Interest Paid on Death Claims percentage shown in the Data Section.

           SUICIDE
           LIMITATION

                                    If either of the Insureds dies within two years of the Date of Issue as the result of suicide, while sane or insane, we will pay only a sum equal to:

                                          1. the premiums paid; less

                                          2. any debt to us on this policy; less

                                          3. any withdrawals made.

                                    This policy shall immediately terminate on the first such death by suicide. Payment will be made to the Beneficiary.

                                    A similar two year period shall apply to any increase in Face Amount for which an application is required. Such period shall begin on the Effective Date of any such increase. During such period if either Insured dies as the result of suicide, we will terminate the increase segment, and will refund to the Owner only a sum equal to the Cost of Insurance Charges that we have deducted from the Accumulated Value for such increase. However, if such increase became effective within two years after the Effective Date of a Reinstatement, we will pay only the amount set forth in the next paragraph.

                                    If this policy is reinstated, a similar two year period shall start from the Effective Date of the Reinstatement. During such period, if either Insured dies as the result of suicide, while sane or insane, we will pay only a sum equal to:

                                          1.   the premiums paid since the
                                               Effective Date of the
                                               Reinstatement; less

                                          2.   any debt to us on this policy;
                                               less

                                          3.   any withdrawals made since the
                                               Effective Date of the
                                               Reinstatement.

           NOTICE OF DEATH
           AND CLAIMS

                                    The Owner must notify us as soon as
                                    reasonably possible of the death of each Insured. We may require proof whether both Insureds are living two years from the Date of Issue. On the death of the first Insured to die we will require the Owner to provide us with evidence of death and proof of age and, if the death is within two years from the Date of Issue, the cause of death.

           QUALIFICATION AS
           LIFE INSURANCE

                                    This policy will retain its qualification as "Life Insurance" under Section 7702 of the Internal Revenue Code according to the requirements of the Guideline Premium and Cash Value Corridor Test.



           DEATH BENEFIT
           OPTIONS

                                    The Owner may elect either of two Death
                                    Benefit Options, Option A or Option B, for the period prior to the Final Premium Acceptance Date. The Death Benefit Option in effect on this policy is stated in the Data Section.

           OPTION A

                                    Under Option A the Death Benefit shall be the greater of the Death Benefit Standard or the following:

                                          1.   the Face Amount on the date of
                                               death of the second of the
                                               Insureds to die; less

                                          2.   the amount of any Monthly
                                               Deductions then due; less

                                          3.   any debt to us on this policy.
           OPTION B

                                    Under Option B the Death Benefit shall be the greater of the Death Benefit Standard or the following:

                                          1.   the Face Amount on the date of
                                               death of the second of the
                                               Insureds to die; plus

                                          2.   the Accumulated Value of this
                                               policy on the date of death of
                                               the second of the Insureds to
                                               die; less

                                          3.   the amount of any Monthly
                                               Deductions then due; less

                                          4.   any debt to us on this policy.

           DEATH BENEFIT
           STANDARD

                                    The Death Benefit Standard is established in conformance with Section 7702 of the Internal Revenue Code, which defines "Life Insurance" for Federal Income Tax purposes. The Death Benefit Standard is:

                                          1.   the Death Benefit Factor
                                               multiplied by the Accumulated
                                               Value of the policy on the date
                                               of death of the second of the
                                               Insureds to die; less

                                          2.   the amount of any Monthly
                                               Deductions then due; less

                                          3.   any debt to us on this policy.

                                    The Death Benefit Factors for this policy are stated in the Data Section.

           CHANGES IN FACE
           AMOUNT AND

           DEATH BENEFIT
           OPTION

                                    The Face Amount is the sum of the Base
                                    Coverage and any Additional Protection
                                    Benefit provided through an Additional
                                    Protection Benefit Rider attached to this policy and all Automatic Increase Coverages added under an Automatic Increase Rider attached to this policy.

                                    The Owner may request any of the following changes. We will make a change subject to the conditions stated. In addition, the following conditions apply to all of these changes:

                                          1. These changes may be made only
                                             after the first Policy Anniversary.

                                          2. Any change will initiate a
                                             redetermination of the Minimum
                                             Monthly Premium.

                                    We will send the Owner a revised or
                                    additional Data Section if any of these
                                    changes is made.

                                    FACE AMOUNT INCREASES.  A Face Amount
                                    Increase may be made only while both
                                    Insureds are living.

                                    Face Amount Increases may be made in
                                    conformance with our policy issue limits. We will require an application from the Owner and proof to our satisfaction that both Insureds are then insurable. An increase in Face Amount, and an associated redetermination of the Minimum Monthly Premium, shall be effective upon the Monthly Policy Date next following our approval. Any increase in Face Amount must be at least as large as the Minimum Increase Amount stated in the Data Section.

                                    Face Amount Increases may be limited by our condition that the Accumulated Value immediately following the increase must be at least equal to the sum of the Surrender Charges associated with the original coverage and the increase in coverage.

                                    FACE AMOUNT DECREASES. We will require a written request by the Owner. A decrease in Face Amount, and an associated redetermination of the Minimum Monthly Premium, shall be effective upon the Monthly Policy Date on or next following our receipt of the request.

                                    Decreases shall not be permitted which would reduce the Face Amount to less than any of the following:

                                    -            the minimum insurance
                                                 amount for which the policy
                                                 would qualify as "Life
                                                 Insurance" for Federal
                                                 Income Tax purposes under
                                                 the Internal Revenue Code; or

                                    -            the Minimum Base Coverage shown
                                                 in the Data Section; or

                                    -            75% of the largest Face Amount
                                                 in force at any time in the
                                                 twelve policy months
                                                 immediately preceding our
                                                 receipt of the request.

                                    A decrease in total coverage shall apply in the following order:

                                    -            first, to any increases in Face
                                                 Amount in the reverse order in
                                                 which they were made;

                                    -            second, to the Face Amount on
                                                 the Date of Issue.

                                    If an increase in Base Coverage, addition of Additional Protection Benefit, and/or addition of an Automatic Increase Coverage were performed simultaneously, the Automatic Increase Coverage will be removed first, followed by the Additional Protection Benefit, and finally any other increases made in Base Coverage.

                                    DEATH BENEFIT OPTION CHANGES. The Death
                                    Benefit Option may be changed once each
                                    Policy Year prior to the Final Premium
                                    Acceptance Date. A Death Benefit Option
                                    Change may be made only while both Insureds are living. We will require a written request from the Owner. A change will be effective on the Monthly Policy Date on or next following our receipt of the request. The change will be made only if after such change the policy would qualify as "Life Insurance" for Federal Income Tax purposes under the Internal Revenue Code.

                                    Upon a change from Option A to Option B, the Face Amount shall decrease by an amount equal to the Accumulated Value of the policy just prior to the Effective Date of the change. However, the change may be made only if after such change the Face Amount would not be below the Minimum Base Coverage shown in the Data Section. The decrease in Face Amount will be performed in the order described in Face Amount Decreases, above.

                                    Upon a change from Option B to Option A, the Face Amount shall increase by an amount equal to the Accumulated Value just prior to the Effective Date of the change.

           INSURANCE
           CONTINUATION

                                    On the Final Premium Acceptance Date stated in the Data Section, if this policy is still in force, the Face Amount of this policy will be set equal to the Accumulated Value, and the Death Benefit Option will automatically revert to Option A. The Death Benefit Option may not thereafter be changed, and no additional premium will be accepted on this policy. All Accumulated Value will be transferred to the Fixed Account, and no transfers will be thereafter allowed. All Monthly Deductions on this policy will cease. The Owner may, however, continue to access the Cash Surrender Value and to make or repay Policy Loans.


           INVESTMENT
           ---------------------------------------------------------------------

                                    Investment of the Accumulated Value of the policy may be made in the Fixed Account and/or in one or more of the Sub-Accounts of the National Variable Life Insurance Account (herein called the "Variable Account"). The Accumulated Value in the Variable Account is based on the investment experience of the chosen Sub-Account(s) of the Variable Account, and may increase or decrease daily. It is not guaranteed as to dollar amount.

           FIXED ACCOUNT

                                    The Fixed Account is composed of the
                                    admitted assets of National Life Insurance
                                    Company other than those in the Variable
                                    Account or any other separate account.

           INTEREST RATES
           CREDITED TO THE
           ACCUMULATED
           VALUE IN THE
           FIXED ACCOUNT

                                    The rate of interest credited on any portion of the Accumulated Value in the Fixed Account shall never be less than the Minimum Fixed Account Interest Rate shown in the Data Section. We may credit interest at a higher interest rate. Any higher interest rate credited on Accumulated Value in the Fixed Account shall remain in effect for at least a one-year period.

                                    Allocations to the Fixed Account made at different times may be credited interest at different rates. Each month we will declare an interest rate to apply to amounts allocated or transferred to the Fixed Account during that month. The rate declared on such amounts will remain in effect for twelve months. At the end of the twelve month period, such amounts and accrued interest thereon will rollover for interest crediting at a new rate. The interest credited to such rollover amounts may be at a different rate than that applicable to new allocations to the Fixed Account on that date.

                                    Interest at different rates may be credited to:

                                          1.   that portion which is equal to
                                               any debt to us on this policy;
                                               and

                                          2.   any portion in excess of any such
                                               debt.
           VARIABLE
           ACCOUNT

                                    The Variable Account is composed of assets owned by National Life Insurance Company. These assets are held separate and apart from Fixed Account assets. The Variable Account is devoted exclusively to the investment of assets of variable life insurance policies. Income, gains, and losses from assets allocated to the Variable Account, whether or not realized, are credited to or charged against such account without regard to our other income, gains, or losses. The portion of the assets of the Variable Account equal to the reserves and other liabilities for these policies shall not be chargeable with liabilities arising out of any other business which we may conduct.

                                    We may transfer assets which exceed the
                                    reserves and other liabilities of the
                                    Variable Account to our Fixed Account.

                                    The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940 ("the 1940 Act").
                                    It is also governed by applicable state law.
                                    We may make certain changes if, in our sole judgment, they would best serve the interests of the owners of policies such as this one or would be appropriate in carrying out the purposes of such policies. Any changes will be made only if permitted by applicable laws and regulations. Also, when required by law, we will obtain the approval of policyowners of the changes and the approval of any appropriate regulatory authority.

                                    For example, we may:

                                          1.   operate the Variable Account as a
                                               management company under the 1940
                                               Act;

                                          2.   deregister the Variable Account
                                               under the 1940 Act if
                                               registration is no longer
                                               required; and

                                          3.   combine or substitute Variable
                                               Accounts; and

                                          4.   create new Variable Accounts; and

                                          5.   transfer all or part of the
                                               assets of the Variable Account to
                                               another Variable Account or to
                                               the Fixed Account; and

                                          6.   add new investment funds or
                                               remove existing investment funds;
                                               and

                                          7.   make any changes necessary to
                                               comply with, or obtain and
                                               continue any exemptions from the
                                               1940 Act; and

                                          8.   make any other necessary
                                               technical changes in this policy
                                               to conform with any action this
                                               provision permits us to take.
           SUB-ACCOUNTS

                                    The Variable Account has several
                                    Sub-Accounts. Each Sub-Account will buy shares of an investment fund. Each investment fund represents a separate investment portfolio.

                                    If, in our judgment, an investment fund no longer suits the investment goals of the policy, or tax or marketing conditions so warrant, we may substitute shares of another investment fund or shares of another investment company.

                                    Income and realized and unrealized gains or losses from the assets of each Sub- Account of the Variable Account are credited to or charged against that Sub-Account without regard to income, gains, or losses in the other Sub-Accounts of the Variable Account, the Fixed Account, or any other separate accounts. We reserve the right to credit or charge a Sub-Account in a different manner if required, or made appropriate, by reason of a change in the law. We maintain records of all purchases and redemptions of investment fund shares by each of the Sub-Accounts.

           VALUATION

                                    We will value the assets of each Sub-Account of the Variable Account on each Valuation Date.


           TRANSFERS

                                    Subject to any applicable Transfer Charges, the Owner may transfer Accumulated Value among the Sub-Accounts or to the Fixed Account without limitation. However, only one transfer from the Fixed Account to the Variable Account may be made during any Policy Year. The Accumulated Value transferred from the Fixed Account in any Policy Year may not exceed the greater of:

                                    -     25% of the unloaned portion of the
                                          Accumulated Value in the Fixed Account
                                          immediately prior to the transfer; and

                                    -     $1,000.


           POLICY VALUES
           ---------------------------------------------------------------------
           ACCUMULATED
           VALUE OF THE
           POLICY

                                    The Accumulated Value of the policy is equal to the sum of the Accumulated Value in the Fixed Account and the Accumulated Value in the Variable Account.

           ACCUMULATED
           VALUE IN THE
           FIXED ACCOUNT

                                    The Accumulated Value in the Fixed Account on any day is:

                                          1.   the Accumulated Value in the
                                               Fixed Account on the just prior
                                               Monthly Policy Date, if any; plus

                                          2.   interest on the Accumulated Value
                                               in the Fixed Account on the just
                                               prior Monthly Policy Date from
                                               the just prior Monthly Policy
                                               Date to such day; plus

                                          3.   the amount of all net premiums
                                               accepted since the just prior
                                               Monthly Policy Date which are
                                               allocated to the Fixed Account;
                                               plus

                                          4.   interest on item (3) from the
                                               date of net premium allocation to
                                               the Fixed Account to such day;
                                               plus

                                          5.   the amount of all Accumulated
                                               Values transferred to the Fixed
                                               Account from a Sub-Account of the
                                               Variable Account since the just
                                               prior Monthly Policy Date; plus

                                          6.   interest on item (5) from the
                                               date of the transfer to such day;
                                               less

                                          7.   the amount of all Accumulated
                                               Values transferred from the Fixed
                                               Account to a Sub-Account of the
                                               Variable Account since the just
                                               prior Monthly Policy Date; less

                                          8.   interest on item (7) from
                                               the date of transfer to such day;
                                               less

                                          9.   the amount of all Accumulated
                                               Values withdrawn from the Fixed
                                               Account since the just prior
                                               Monthly Policy Date; less

                                          10.  interest on item (9) from the
                                               date of withdrawal to such day;
                                               less

                                          11.  any Monthly Deduction allocated
                                               to the Fixed Account for the
                                               month next following the Monthly
                                               Policy Date which is due on such
                                               day.

           ACCUMULATED
           VALUE IN THE
           VARIABLE
           ACCOUNT

                                    The Accumulated Value in the Variable
                                    Account is the sum of the Accumulated Values in each Sub-Account of the Variable Account.

                                    On any later day which is a Valuation Date, the policy's Accumulated Value in each Sub-Account is the number of units in the Sub-Account multiplied by the Unit Value on that date.

                                    On any date after the Date of Issue other than a Valuation Date, the Accumulated Value in a Sub-Account is the Accumulated Value of such Sub-Account on the next following Valuation Date.

           UNITS IN A SUB-
           ACCOUNT

                                    Amounts allocated, transferred, or added to a Sub-Account are used to purchase units in that Sub-Account. Any such amount increases the number of units credited to that Sub-Account. The number of units credited to the Sub-Account equals the dollar amount directed to the Sub-Account divided by the Unit Value for that Sub-Account for the Valuation Date as of which the transaction is performed.

                                    Units are redeemed from a Sub-Account when amounts are deducted, transferred, or withdrawn from the Sub-Account. Any such amount decreases the number of units credited to that Sub-Account. The number of units redeemed from the Sub-Account equals the dollar amount redeemed from the Sub-Account divided by the Unit Value for that Sub-Account for the Valuation Date as of which the transaction is performed.

           UNIT VALUE

                                    The Unit Value in a Sub-Account on any
                                    Valuation Date is equal to that Unit Value on the immediately preceding Valuation Date multiplied by the Net Investment Factor in effect for that Sub-Account.

           NET INVESTMENT
           FACTOR

                                    Each Sub-Account of the Variable Account has its own Net Investment Factor. The Net Investment Factor measures the performance of the Sub-Account for individual Valuation Periods. The Net Investment Factor is calculated as follows:

                                          1.   Take the net asset value per
                                               share of the corresponding
                                               investment fund on the current
                                               Valuation Date.

                                          2.   Add the per share capital gain or
                                               loss and dividend distribution of
                                               the investment fund during the
                                               current Valuation Period.

                                          3.   Divide the result of item (2) by
                                               the net asset value per share of
                                               the corresponding investment fund
                                               on the just prior Valuation Date.

                                          4.   Subtract from the result of item
                                               (3) any Tax Charge during the
                                               current Valuation Period.

                                    The result of item (4) is the Net Investment
                                    Factor on the current Valuation Date.

                                    Net asset values per share of corresponding investment funds reflect fees and operating expenses deducted by investment advisors.

           ACCUMULATED
           VALUE UPON
           REINSTATEMENT

                                    If this policy is reinstated, the
                                    Accumulated Value on the date of
                                    Reinstatement shall be:

                                          1.   the Accumulated Value on the date
                                               the Grace Period began; less

                                          2.   two times the Monthly Deduction
                                               due on the date the Grace Period
                                               began; plus

                                          3.   the net premium paid to reinstate
                                               the policy; less

                                          4.   the Monthly Deduction due on such
                                               date.

           CASH SURRENDER
           VALUE

                                    The Owner may, by written request to us, surrender this policy while one or both of the Insureds are living for its Cash Surrender Value. We may require that the policy be returned to us. When this policy has been surrendered, it shall be null and void and all rights shall cease. Proceeds shall be paid in one lump sum unless a Payment Option is chosen.

                                    The Cash Surrender Value on any day shall be equal to:

                                          1.   the Accumulated Value on such
                                               day; less

                                          2.   any debt to us on this policy;
                                               less

                                          3.   any Surrender Charges which apply
                                               on such day.

           SURRENDER
           CHARGES

                                    Surrender Charges, according to the schedule presented in the Data Section, apply during the first 120 Policy Months following the Effective Date of any segment of coverage. An increase in Base Coverage will be accompanied by a New Data Section which will present the Surrender Charge Schedule associated with the increase.
           DIVIDENDS

                                    We may credit this policy with shares,
                                    called dividends, from our divisible
                                    surplus. However, it is expected that no dividends will be credited to this policy. Any dividends shall be set by us and shall be credited on the policy anniversary. Any dividends credited shall be paid in cash.



           CHARGES AGAINST THE ACCUMULATED VALUE
           ---------------------------------------------------------------------
           TAX CHARGE

                                    We reserve the right to deduct any charge for taxes or amounts set aside as a reserve for taxes in determining the value of an Accumulated Value Unit for each of the Sub-Accounts in the event that such a tax is levied on that Sub-Account in the future.

           MONTHLY
           DEDUCTION

                                    The Monthly Deduction is the sum of the
                                    Cost of Insurance Charge, the Variable
                                    Account  Charge, and the Monthly
                                    Administrative Charge and any rider
                                    charges. The Monthly Deduction shall be
                                    deducted from the Accumulated Value of the policy on the Monthly Policy Date, as follows:

                                          1.   The Owner may elect to allocate
                                               the Monthly Deduction entirely to
                                               the Money Market Fund
                                               Sub-Account, by notifying us in
                                               writing.  If the Accumulated
                                               Value in the Money Market Fund
                                               Sub-Account is not sufficient to
                                               provide for the entire Monthly
                                               Deduction on a Monthly Policy
                                               Date, the Monthly Deduction will
                                               be taken from the Money Market
                                               Fund Sub-Account until that
                                               account is exhausted, and any
                                               additional amount necessary to
                                               fund the full Monthly Deduction
                                               shall be allocated among and
                                               deducted from the unloaned
                                               portion of the Fixed Account and
                                               the other Sub-Accounts on a pro
                                               rata basis.

                                          2.   If the Owner does not elect 1,
                                               above, the Monthly Deduction
                                               shall be allocated among and
                                               deducted from the unloaned
                                               portion of the Fixed Account and
                                               the Sub-Accounts on a pro rata
                                               basis.
           COST OF
           INSURANCE
           CHARGE

                                    The Cost of Insurance rate for each segment of coverage on any day shall be based on the issue ages and duration of each coverage segment, the sexes and rate class of each Insured, and any substandard rating applied to either Insured on the Date of Issue or upon any increase in Face Amount.

                                    On any Monthly Policy Date, the Cost of
                                    Insurance Charge of the policy shall be the Cost of Insurance rates on such date multiplied by the excess of:

                                          1.   the Death Benefit of the policy
                                               plus any debt to us on the policy
                                               divided by the Cost of Insurance
                                               Divisor; over

                                          2.   the Accumulated Value of the
                                               policy on such date before the
                                               Cost of Insurance Charge is
                                               deducted.

                                    We may change the Cost of Insurance rates from time to time based on our expectations of future experience. Any change in the Cost of Insurance rates shall apply to all policies of the same duration, insuring persons of the same sexes, Attained Ages, and rate classes as the Insureds.

                                    The Cost of Insurance rates applicable to each segment of coverage shall not be greater than the guaranteed rates set forth in the Data Section. These rates are based on the Mortality Table named in the Data Section.

                                    The rate class of the Insureds at the time of an increase in Face Amount for which an application is required may differ from the rate class on the Date of Issue. For determining the Cost of Insurance Charge:

                                          1.   the Accumulated Value is first
                                               considered part of the Base
                                               Coverage on the Date of Issue;
                                               and

                                          2.   then, part of any Additional
                                               Protection Benefit on the Date of
                                               Issue; and

                                          3.   then, coverage segments are
                                               addressed in their order of
                                               occurrence.  If more than one
                                               segment was added on the same
                                               day, segments are addressed in
                                               the prioritization described in
                                               the Changes in Face Amount and
                                               Death Benefit Option provision
                                               of this contract.


                                          4.   If the Death Benefit is the
                                               Death Benefit Standard, the
                                               excess of the Death Benefit over
                                               the total Face Amount divided by
                                               the Cost of Insurance Divisor is
                                               assigned the rate class of the
                                               Base Coverage in effect on the
                                               Date of Issue.

           VARIABLE
           ACCOUNT CHARGE

                                    The Variable Account Charge Percentage shown in the Data Section will be applied against Accumulated Value in the Variable Account on the Monthly Policy Date to determine the monthly Variable Account Charge. This monthly charge, assessed to cover mortality and expense risk, will never exceed that determined using the Guaranteed Maximum Variable Account Charge Percentage shown in the Data Section.

           MONTHLY
           ADMINISTRATION
           CHARGE

                                    The Monthly Administrative Charges are shown in the Data Section. Increases in Base Coverage will increase the Monthly per $1,000 Administrative Charge but this charge will not be reduced upon a decrease in Base Coverage.

           TRANSFER CHARGE

                                    We may charge a Transfer Charge for the
                                    thirteenth and each subsequent requested transfer of Accumulated Value between and among the Fixed Account and the Sub-Accounts occurring during any Policy Year. Transfers to or from more than one account at the same time shall be treated as one transfer. The Transfer Charge may not exceed the Maximum Transfer Charge stated in the Data Section. Transfer Charges shall be allocated among and deducted from the Fixed Account and the Sub-Accounts in proportion to the Accumulated Values to be transferred from such accounts.

                                    No Transfer Charge will be imposed for the following transactions, nor will any of the following transactions be counted against the twelve free transfers allowed each Policy Year:

                                          1.   the transfer of all Accumulated
                                               Value to the Fixed Account if
                                               during the first two Policy Years
                                               and in one transaction; and

                                          2.   the transfer of Accumulated Value
                                               from a Sub-Account of the
                                               Variable Account to another
                                               Sub-Account or to the Fixed
                                               Account, if there has been a
                                               material change in the investment
                                               policy of the fund in which the
                                               funds of that Sub- Account are
                                               invested; and

                                          3.   the initial allocation of the
                                               premium due on the Date of Issue
                                               from the Money Market Fund
                                               Sub-Account; and

                                          4.   transfers of Accumulated Value
                                               from the Variable Account into
                                               the Fixed Account pursuant to the
                                               taking of a Policy Loan; and

                                          5.   allocation of the payment of any
                                               debt to us on this policy

           WITHDRAWALS
           ---------------------------------------------------------------------
                                    After the first policy anniversary, the
                                    Owner may make withdrawals by written
                                    request to us. Withdrawals shall be subject to all of the following terms.

                                          1.   The amount withdrawn may not be
                                               less than the Minimum Withdrawal
                                               Amount stated in the Data
                                               Section.

                                          2.   The amount withdrawn may not
                                               exceed the Cash Surrender Value
                                               on the date of withdrawal less
                                               three times the Monthly
                                               Deduction for the most recent
                                               Monthly Policy Date.

                                          3.   The amount withdrawn may not be
                                               such that it reduces the Face
                                               Amount below the Minimum Base
                                               Coverage stated in the Data
                                               Section.

                                    The Accumulated Value will be reduced by the amount of the withdrawal.

                                    If Death Benefit Option A is in effect on the date of the withdrawal and if the Face Amount divided by the Death Benefit Factor on the date of the withdrawal exceeds the Accumulated Value of the policy just after the withdrawal, the Face Amount shall also be decreased. The decrease in Face Amount shall equal the lesser of such excess or the amount of the withdrawal. A decrease in total insurance coverage shall apply first to any increases in Face Amount in the reverse order in which they were made, and then to the Face Amount on the Date of Issue.

                                    If Death Benefit Option B is in effect on the date of the withdrawal, there shall be no decrease in the Face Amount.

           WITHDRAWAL
           CHARGE

                                    We will assess a Withdrawal Charge equal to the lesser of:

                                    -     2% of the amount withdrawn; and

                                    -     $25.

                                    This Withdrawal Charge will be deducted from the amount withdrawn.

           ALLOCATION OF
           WITHDRAWALS

                                    The amount withdrawn shall be allocated
                                    among and deducted from the Accumulated
                                    Values held in each account according to the following prioritization:

                                          1.   first, from the Accumulated Value
                                               held in specific Sub-Accounts as
                                               specified by the Owner, if the
                                               Owner so specifies; and

                                          2.   second, from the Accumulated
                                               Value in the Sub-Accounts on a
                                               pro rata basis; and

                                          3.   finally, from the non-loaned
                                               Accumulated Value held in the
                                               Fixed Account.

                                    If the Accumulated Value in any Sub-Account from which the Owner has requested that withdrawals be allocated and deducted is insufficient to cover the amount of the withdrawal, the withdrawal will not be processed until further instructions are received by us from the Owner.



           POLICY LOANS
           ---------------------------------------------------------------------

                                    We will loan an amount up to the Loan Value of this policy less the amount of any outstanding debt, at any time after the first Policy Year. At the time of the loan the policy must be in force. The policy shall be the sole security for the loan and must be duly assigned to us.

           LOAN VALUE

                                    The Loan Value on any day is equal to:

                                          1.   the Accumulated Value on such
                                               day; less

                                          2.   the Surrender Charges on such
                                               day; less

                                          3.   three times the Monthly
                                               Deduction for the most recent
                                               Monthly Policy Date.
           LOAN INTEREST
           RATE

                                    Any loan shall bear interest from the date the loan is made. The Loan Interest Rate is shown in the Data Section.

           GENERAL LOAN
           TERMS

                                    After the loan is made, loan interest shall be due on the next and all later Policy Anniversaries. On the date interest is due, it shall be added to the loan and bear interest on the same terms.

                                    The debt secured by this policy includes loans, unpaid loan interest, and accrued loan interest not otherwise due.

                                    All or any part of the debt may be paid to us at any time prior to:

                                          1.   the death of the second of the
                                               Insureds to die; and

                                          2.   surrender of the policy.

                                    However, during a Grace Period the debt may not be repaid.

                                    All payments made to repay debt will be used to reduce the amount of loans. Unless the Owner specifies, any payment to us shall be deemed a premium payment and not a payment of the debt. At the death of the Insured or upon the surrender of the policy, all debt shall become due at once. It shall be paid from the policy values.

           ALLOCATION OF
           POLICY LOANS

                                    The loaned amounts allocated to the
                                    Sub-Accounts shall be transferred from the Sub-Accounts and placed into the Fixed Account. Policy Loans shall be allocated among and transferred from the Accumulated Values held in each account according to the following prioritization:

                                          1.   first, from the Accumulated Value
                                               held in specific Sub-Accounts as
                                               specified by the Owner, if the
                                               Owner so specifies; and

                                          2.   second, from the Accumulated
                                               Value in the Sub-Accounts on a
                                               pro rata basis ; and

                                          3.   finally, from the non-loaned
                                               Accumulated Value held in the
                                               Fixed Account.

                                    If the Accumulated Value in any Sub-Account from which the Owner has requested that loaned amounts be transferred is insufficient to cover the amount of the loan, the loan will not be processed until further instructions are received from the Owner.

                                    Loan repayments shall be allocated among the Fixed Account and the Sub-Accounts in proportion to the Premium Allocation percentages assigned by the Owner.

                                    Loan interest due shall be allocated
                                    among and transferred, on the date the
                                    interest is due, from the Accumulated
                                    Values held in each account:

                                          1.   first, from the Accumulated
                                               Values held in the Sub-Accounts
                                               on a pro rata basis until those
                                               accounts are exhausted; and

                                          2.   then from the non-loaned
                                               Accumulated Value held in the
                                               Fixed Account.

                                    These amounts shall be placed in, or
                                    segmented within, the Fixed Account.



           PAYMENT OPTIONS
           ---------------------------------------------------------------------
                                    In lieu of a lump sum settlement, all or part of the proceeds of this contract may be applied under a Payment Option. When proceeds are applied under a Payment Option, all other rights and benefits under this contract shall cease.

                                    In addition to the following options, other payment options may be available.

           OPTION EFFECTIVE
           DATE

                                    The Option Effective Date is the date the proceeds become payable.

           GENERAL PAYMENT
           OPTION TERMS

                                    If the proceeds to be placed under a Payment
                                    Option are less than $3,500, we may pay them in one sum to the payee who otherwise would receive the first payment under the option. If any payments would be less than $100, we will change the frequency to provide payments of at least $100.

                                    If the proceeds are assigned on the Option
                                    Effective Date, we will pay the assignee's share in one sum and place only the balance under the option. After the Option Effective Date neither the payments nor the remaining value may be assigned or encumbered. To the extent the law permits, they are not subject to any claims against the payee.

                                    We may require proof to our satisfaction that any payee is alive on the date any payment is due.

           CHOICE OF OPTION

                                    Choice of an option may be made:

                                          1.   by the Owner if one or both of
                                               the Insureds are living; or

                                          2.   by the Beneficiary if neither
                                               Insured is living and no option
                                               is in effect.

                                    Equivalent payments for 12-, 6-, 3-, or
                                    1-month intervals may be chosen. The options are described in terms of monthly payments. We will quote the amount of other payments on request.

                                    We may issue a document stating the terms of the option.

           CHANGE OF
           PAYMENT OPTION

                                    The right to change Payment Options exists under Options 1, 2, and 4. At the time of change the remaining value under the old option shall become the proceeds to be placed under the new option.

           LUMP SUM
           REMOVAL OF
           PROCEEDS APPLIED
           UNDER A PAYMENT
           OPTION

                                    Lump sum payments may be taken from the
                                    remaining proceeds placed under Payment
                                    Options 1, 2, and 4.

                                    Under Options 1 and 4 all or any part of the remaining value may be taken at any time, though no more than four transactions may be made during any calendar year.

                                    Under Option 2 the entire remaining value may be taken at any time.

                                    No lump sum removal of proceeds may be made under Options 3, 5, 6, and 7.

           OPTION 1 -
           PAYMENT OF
           INTEREST ONLY

                                    Interest at a rate of 3 1/2% per year shall be paid either for:

                                          1.   the life of a chosen human being;
                                               or

                                          2.   a chosen period.

                                    We may pay more interest in any given year.
                                    Upon the earlier of the death of the chosen human being or the end of the chosen period, any remaining value will be paid. The first payment shall be made one month after the Option Effective Date. If the payee is not a human being, payments may not continue for more than 30 years.

           OPTION 2 -
           PAYMENTS FOR A
           STATED TIME

                                    Equal monthly payments shall be made for a stated number of years. The first payment shall be made on the Option Effective Date. The amount of each monthly payment is shown in the table. The monthly payments are based on an interest rate of 3 1/2% per year. We may pay more interest in any year.


                                 OPTION 2 TABLE
                  MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS

Stated Number of Years                                             Monthly Payments
1                                                                  $84.65
2                                                                  43.05
3                                                                  29.19
4                                                                  22.27
5                                                                  18.12

6                                                                  15.35
7                                                                  13.38
8                                                                  11.90
9                                                                  10.75
10                                                                 9.83
11                                                                 9.09
12                                                                 8.46
13                                                                 7.94
14                                                                 7.49
15                                                                 7.10
16                                                                 6.76
17                                                                 6.47
18                                                                 6.20
19                                                                 5.97
20                                                                 5.75
21                                                                 5.56
22                                                                 5.39
23                                                                 5.24
24                                                                 5.09
25                                                                 4.96
26                                                                 4.84
27                                                                 4.73
28                                                                 4.63
29                                                                 4.53
30                                                                 4.45


           OPTION 3 -
           PAYMENTS FOR
           LIFE

                                    Equal monthly payments shall be made for any guaranteed period chosen and thereafter during the life of a chosen human being. The first payment shall be made on the Option Effective Date. The amount of each monthly payment depends on the age and sex of the chosen human being on the Option Effective Date and on any guaranteed period chosen. We may require proof to our satisfaction of such age. We may require like proof that such human being is alive on the date any payment is due. The guaranteed period may be five or ten years or a Refund period. A Refund period extends until the sum of the payments is equal to the proceeds placed under the option. The monthly payments are based on an interest rate of 3 1/2% per year. We may pay more interest in any year during the guaranteed period. We will quote the amount of monthly payments for lower ages and guaranteed periods not shown in the Option 3 Table on request.


                                 OPTION 3 TABLE
                  MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS

  (Amounts shown are for the age nearest birthday on the Option Effective Date)

                                Guaranteed Period

                                      Male                                                           Female
Age              None                 10 Years             Refund               None                 10 Years             Refund
50               $4.44                $4.40                $4.29                $4.10                $4.09                $4.03
51               4.52                 4.47                 4.35                 4.16                 4.14                 4.08

52                    4.59                 4.54                 4.42                 4.22                 4.20                 4.13
53                    4.67                 4.62                 4.48                 4.29                 4.26                 4.19
54                    4.76                 4.70                 4.55                 4.35                 4.33                 4.24
55                    4.85                 4.78                 4.62                 4.42                 4.39                 4.30
56                    4.94                 4.86                 4.70                 4.50                 4.47                 4.37
57                    5.04                 4.96                 4.78                 4.58                 4.54                 4.44
58                    5.15                 5.05                 4.86                 4.66                 4.62                 4.51
59                    5.26                 5.15                 4.95                 4.75                 4.70                 4.58
60                    5.38                 5.26                 5.04                 4.85                 4.79                 4.66
61                    5.51                 5.37                 5.14                 4.95                 4.89                 4.74
62                    5.65                 5.49                 5.24                 5.06                 4.99                 4.83
63                    5.80                 5.62                 5.35                 5.17                 5.09                 4.92
64                    5.96                 5.75                 5.47                 5.30                 5.20                 5.02
65                    6.13                 5.88                 5.59                 5.43                 5.32                 5.12
66                    6.31                 6.03                 5.71                 5.57                 5.44                 5.23
67                    6.51                 6.17                 5.84                 5.72                 5.57                 5.34
68                    6.72                 6.33                 5.98                 5.88                 5.71                 5.47
69                    6.94                 6.48                 6.13                 6.05                 5.85                 5.60
70                    7.18                 6.65                 6.28                 6.24                 6.01                 5.73
71                    7.43                 6.81                 6.45                 6.44                 6.17                 5.87
72                    7.70                 6.98                 6.61                 6.66                 6.34                 6.03
73                    7.99                 7.15                 6.79                 6.90                 6.51                 6.19
74                    8.29                 7.33                 6.99                 7.16                 6.69                 6.37
75                    8.62                 7.50                 7.17                 7.44                 6.88                 6.55
76                    8.98                 7.67                 7.38                 7.74                 7.07                 6.74
77                    9.35                 7.85                 7.61                 8.06                 7.27                 6.95
78                    9.76                 8.02                 7.84                 8.41                 7.46                 7.16
79                    10.19                8.18                 8.08                 8.79                 7.66                 7.39
80                    10.66                8.34                 8.35                 9.20                 7.86                 7.65
81                    11.15                8.50                 8.59                 9.65                 8.05                 7.90
82                    11.68                8.65                 8.88                 10.13                8.24                 8.16
83                    12.24                8.79                 9.19                 10.65                8.42                 8.45
84                    12.83                8.91                 9.47                 11.21                8.59                 8.74
85+                   13.46                9.04                 9.81                 11.82                8.74                 9.09


                             + Higher ages the same

           OPTION 4 -
           PAYMENTS OF A
           STATED AMOUNT

                                    Equal monthly payments of a stated amount shall be made until the proceeds, with interest at 3 1/2% per year on the unpaid balance, are used up. The first payment shall be made on the Option Effective Date. The amount chosen must be at least $10 per month for each $1,000 of proceeds placed under this option. We may add more interest to the unpaid balance in any year, which will extend the number of payments. The last payment will be for the balance only.

           OPTION 5 -
           LIFE ANNUITY

                                    Equal monthly payments shall be made in the same manner as Option 3 except:

                                          1.   the amount of each payment shall
                                               be based on our current
                                               settlement rates on the Option
                                               Effective Date; and

                                          2.   no additional interest shall be
                                               paid.

           OPTION 6 -
           JOINT AND TWO-THIRDS
           ANNUITY

                                    Equal monthly payments shall be made while two chosen human beings are both living. Upon the death of either, two-thirds of the amount of such payments shall continue during the life of the survivor. The first payment shall be made on the Option Effective Date. The amount of each monthly payment depends on the ages and sexes of the chosen human beings on the Option Effective Date. We may require proof to our satisfaction of their ages. We may require like proof that any chosen human being is alive on the date any payment conditioned on the life of such human being is due. The initial amount of each monthly payment is shown in the table. We will quote the amount of monthly payments for any other age combination on request. The monthly payments are based on an interest rate of 3 1/2% per year. No additional interest shall be paid.


                                 OPTION 6 TABLE
                  MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS

  (Amounts shown are for the age nearest birthday on the Option Effective Date)

Ages of Both                       One Male                           Ages of Both                       One Male
                                   and                                                                   and
                                   One Female                                                            One Female
50                                 $4.11                              68                                 $5.86
51                                 4.17                               69                                 6.03
52                                 4.23                               70                                 6.21
53                                 4.29                               71                                 6.41
54                                 4.35                               72                                 6.62
55                                 4.42                               73                                 6.84
56                                 4.50                               74                                 7.08
57                                 4.58                               75                                 7.35
58                                 4.66                               76                                 7.63
59                                 4.75                               77                                 7.93
60                                 4.84                               78                                 8.25
61                                 4.94                               79                                 8.60
62                                 5.05                               80                                 8.97
63                                 5.16                               81                                 9.38
64                                 5.29                               82                                 9.81
65                                 5.42                               83                                 10.27
66                                 5.55                               84                                 10.77
67                                 5.70                               85+                                11.31



                              +Higher ages the same

           OPTION 7 - 50%
           SURVIVOR
           ANNUITY

                                    Equal monthly payments shall be made during the life of the chosen primary human being. Upon the death of the chosen primary human being, 50% of the amount of such payments shall continue during the life of the chosen secondary human being. The first payment shall be made on the Option Effective Date. The amount of each monthly payment depends on the ages and sexes of the chosen human beings on the Option Effective Date. We may require proof to our satisfaction of their ages. We may require like proof that any chosen human being is alive on the date any payment conditioned on the life of such human being is due. The initial amount of each monthly payment is shown in the table. We will quote the amount of monthly payments for any other age combination on request. The monthly payments are based on an interest rate of 3 1/2% per year. No additional interest shall be paid.


                                 OPTION 7 TABLE
                  MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS

  (Amounts shown are for the age nearest birthday on the Option Effective Date)

                         Male                    Female                                          Male                    Female
Ages                     Primary                 Primary                 Ages                    Primary                 Primary
of                       Female                  Male                    of                      Female                  Male
Both                     Secondary               Secondary               Both                    Secondary               Secondary
50                       $4.11                   $3.96                   68                      $5.85                   $5.51
51                       4.17                    4.01                    69                      6.02                    5.66
52                       4.23                    4.06                    70                      6.20                    5.82
53                       4.29                    4.12                    71                      6.39                    6.00
54                       4.35                    4.18                    72                      6.59                    6.18
55                       4.42                    4.24                    73                      6.81                    6.39
56                       4.50                    4.31                    74                      7.05                    6.60
57                       4.58                    4.38                    75                      7.30                    6.84
58                       4.66                    4.45                    76                      7.57                    7.09
59                       4.75                    4.53                    77                      7.86                    7.36
60                       4.84                    4.61                    78                      8.17                    7.66
61                       4.94                    4.70                    79                      8.51                    7.97
62                       5.05                    4.79                    80                      8.86                    8.32
63                       5.16                    4.89                    81                      9.25                    8.68
64                       5.28                    5.00                    82                      9.66                    9.08
65                       5.41                    5.12                    83                      10.10                   9.51
66                       5.55                    5.24                    84                      10.56                   9.97
67                       5.69                    5.37                    85+                     11.06                   10.47


                              +Higher ages the same


           GENERAL TERMS OF THIS POLICY
           ---------------------------------------------------------------------
           CONSIDERATION

                                    This policy is issued in consideration of the application and payment of at least the Minimum Initial Premium shown in the Data Section. We will incur no liability if no premium is paid.

           ENTIRE CONTRACT

                                    On the Date of Issue the entire contract between the parties is this policy and a copy of the application and any riders and endorsements which are attached at issue. Any changes of this contract must be written and may be made only by one of our authorized officers or registrars. We will send the Owner a copy of any application for a change which we approve. It and any additional Data Section shall become part of this contract on the effective date of such change.

           REPRESENTATIONS

                                    Any statement made by or for either or both of the Insureds shall be deemed a representation and not a warranty. Unless such statement is in the attached application or in any subsequent application, it shall not be used to:

                                          1.   make this policy void; or

                                          2.   make any increase in Face Amount
                                               void; or

                                          3.   make any Reinstatement void; or

                                          4.   defend any claim.
           INCONTESTABILITY

                                    After this policy has been in force during the life of each Insured for two years from the policy Date of Issue, we will not contest it with respect to representations made by that Insured; however:

                                          1.   we may contest any increase in
                                               Face Amount for which an
                                               application is required until
                                               such increase has been in force
                                               during the life of both Insureds
                                               for two years from its Effective
                                               Date; and

                                          2.   we may contest any Reinstatement
                                               until such Reinstatement has
                                               been in force during the life of
                                               both Insureds for two years from
                                               its Effective Date.

           POLICY MONTHS,
           YEARS AND
           ANNIVERSARIES

                                    Policy Months, Years and Anniversaries shall be measured from the Date of Issue.

                                    The Date of Issue is the first Monthly
                                    Policy Date. The Monthly Policy Date shown in the Data Section occurs on the same day each month or on the last day of any month having no such date.

                                    A Contract Anniversary falls on each
                                    successive anniversary of the Date of Issue.
                                    The first Contract Year begins on the Date of Issue and ends on the day before the first Contract Anniversary. Each subsequent Contract Year begins on a Contract Anniversary and ends on the day before the next Contract Anniversary.

           POLICY EFFECTIVE
           DATES

                                    The Face Amount on the Date of Issue shall become effective on the Date of Issue shown in the Data Section.

                                    Any increase in Face Amount for which an application is required shall become effective on the Monthly Policy Date on or next following the date we approve the application for such increase in Face Amount.

                                    Any increase in Face Amount for which an application is not required shall become effective on the Monthly Policy Date on or next following the date we receive the request for such increase unless otherwise provided by the policy.

                                    Any decrease in Face Amount requested shall become effective on the Monthly Policy Date on or next following the date we receive the request for such decrease.

                                    Any reinstatement of this policy shall
                                    become effective on the Monthly Policy Date on or next following the date we approve the application for Reinstatement.

                                    Any change of Death Benefit Option shall become effective on the Monthly Policy Date on or next following the date we receive the request for such change.

           ATTAINED AGE

                                    The Attained Age of each Insured on any date is that Insured's Issue Age shown in the Data Section plus the number of full Policy Years which have passed since the Date of Issue.

           MISSTATEMENT OF
           AGE OR SEX

                                    The Issue Ages shown in the Data Section are the ages of the Insureds on their birthdays nearest to the Date of Issue. These are based on the dates of birth shown in the application.

                                    If the age or sex of either Insured has been misstated, we will adjust the Accumulated Value to be the Accumulated Value that would have resulted had the Cost of Insurance Charges been based on the correct ages and sexes of the Insureds. The adjustment shall take effect on the Monthly Policy Date on or next following the date we have proof to our satisfaction of such misstatement.

                                    If both Insureds have died, we will
                                    similarly adjust the Accumulated Value as of the last Monthly Policy Date prior to the death of the second of the Insureds to die. To the extent that the recomputed, adjusted Accumulated Value is negative, we will deduct such negative amount from the Death Benefit otherwise payable.

           VALUATION DATE
           AND VALUATION
           PERIOD

                                    A Valuation Date is each day that the New
                                    York Stock Exchange is customarily open for trading, except for:

                                          1.   the day following Thanksgiving in
                                               each year; and

                                          2.   any day on which trading is
                                               restricted by directive of the
                                               Securities and Exchange
                                               Commission.

                                    A Valuation Period is the period between two successive Valuation Dates.

           INTEREST RATES

                                    All interest rates stated in this policy are effective annual rates.

           BASIS OF VALUES

                                    Any guaranteed values for this policy are equal to or greater than those required by the law of the state where this policy is delivered. Any guaranteed values are based on interest at the Minimum Fixed Account Interest Rate and the Mortality Table shown in the Data Section. A detailed statement of the method of computing values has been filed in the state in which this policy is delivered.

           PAYMENT OF
           BENEFITS

                                    We will pay all benefits under this policy at our Home Office. Before payment of any Death Benefit we may investigate the death.

           POSTPONEMENT OF
           BENEFITS

                                    We will pay any amounts which are payable as a result of Cash Surrender, Withdrawals, or Policy Loans and which are allocated to the Variable Account within seven days after we receive written request in a form satisfactory to us. However, determination and payment of any amount payable from the Variable Account may be postponed whenever:

                                          1.   the New York Stock Exchange is
                                               closed, or trading on the New
                                               York Stock Exchange is restricted
                                               by directive of the Securities
                                               and Exchange Commission; or

                                          2.   the Securities and Exchange
                                               Commission by order permits
                                               postponement for the protection
                                               of policyowners; or

                                          3.   an emergency exists, as
                                               determined by the Securities and
                                               Exchange Commission, as a result
                                               of which it is not reasonably
                                               practicable to dispose of
                                               securities or to determine the
                                               value of the net assets of the
                                               Variable Account.

                                    Transfers to or from the Sub-Accounts of the Variable Account, though normally occurring on the same day we receive the request for transfer, may also be postponed upon any of the above events.

                                    We may delay payment of any amounts which are payable as a result of Cash Surrender, Withdrawals, or Policy Loans and which are allocated to the FIXED ACCOUNT for up to six months after we receive written request in a form satisfactory to us.

                                    We will pay the Death Benefit within seven days after we receive due proof satisfactory to us of the death of the second of the Insureds to die while this policy is in force. We may postpone determination and payment of any Death Benefit in excess of the Face Amount, net of any debt to us on this policy, upon any of the events enumerated above.

                                    We have the right to postpone payment which is derived from any amount recently paid to us by check or draft, until we are satisfied the check or draft has been paid by the bank or other financial institution on which it is drawn.

           NOTICES

                                    Unless this policy provides otherwise, any requests, changes, or notices:

                                          1.   from us to the Owner shall be
                                               sent to the last address known to
                                               us of the Owner; and

                                          2.   from us to an assignee shall be
                                               sent to the last address known to
                                               us of such assignee; and

                                          3.   from the Owner or an assignee to
                                               us must be in writing and
                                               received by us at our Home Office
                                               in Montpelier, Vermont.
           ANNUAL REPORT

                                    At least once each Policy Year we will send a report to the Owner. The report will show, as of its date:

                                          1.   the Accumulated Value of the
                                               policy, detailing the Accumulated
                                               Value in the Fixed Account and
                                               the Accumulated Value in each
                                               Sub-Account of the Variable
                                               Account; and

                                          2.   the Face Amount; and

                                          3.   the Cash Surrender Value; and

                                          4.   any debt to us on this policy;
                                               and

                                          5.   the Death Benefit.

                                    The report will also show a summary of
                                    transactions of the previous year and any information required by law or by the supervisory insurance official of the Insurance Department of the state in which this policy was delivered.

           PROJECTION
           REPORT

                                    The Owner may request in writing a report which projects future values and future Death Benefits for this policy. The report will also show any information required by law. The Projection Report will be based on:

                                          1.   data the Owner gives us as to
                                               Face Amount and premiums; and

                                          2.   such assumptions as either we or
                                               the Owner specifies.

                                    We may charge the Owner for each Projection
                                    Report.